155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500 Fax 1.626.578.7144
Press Release

FOR IMMEDIATE RELEASE	November 23, 2014

Jacobs Engineering Group Inc. Announces Retirement of President and CEO at Year-End
Noel G. Watson Appointed as Executive Chairman for Transition
Jacobs Engineering Group Inc. (NYSE:JEC) announced today the retirement of Craig L. Martin as President and Chief Executive Officer and a member of the Board of Directors, effective on December 26, 2014, the last day of Jacobs’ first quarter of fiscal 2015. Mr. Martin, 65, elected to retire for health reasons. He has been at Jacobs since 1994 and was promoted to President of Jacobs and joined the Board in 2002. He became Chief Executive Officer in 2006.
T
he Board of Directors has appointed Noel G. Watson to serve as Executive Chairman until a new CEO is appointed. Mr. Watson has been Chairman of the Board since 2004, and was Chief Executive Officer from November 1992 to April 2006. He was also the President from 1987 until July 2002.

“I would love to continue to lead this extraordinary organization, but it would be unfair to our employees and our shareholders for me to try to continue in my role and address my health issues,” said Craig L. Martin. “We have a number of excellent candidates for my replacement within the company, but I have encouraged the Board to look externally as well. I plan to remain available to Noel and the team to facilitate the best possible transition. As a significant shareholder myself, I look forward to watching the company grow and increase in value. I am confident in this team’s ability to meet my expectations.”

“Craig has been a powerful force for growth during his twenty plus years with Jacobs,” said Noel G. Watson. “During his tenure as CEO, Jacobs has grown dramatically to become one of the largest and most diverse technical professional services firms in the world with approximately 65,000 employees. Both on behalf of the Board and personally, I wish Craig all the best. We are disappointed to lose his considerable talent, but respect the difficult decision he made.”

Consistent with its succession planning, the Jacobs Board has initiated a search process to identify a permanent CEO. The search process will be led by a committee of the Board consisting of Mr. Watson and the chairs of the Human Resource and Compensation Committee and the Nominating and Corporate Governance Committee, with the assistance of an executive search firm. The search process will include a full review of internal and external candidates. Mr. Martin has agreed to enter into an agreement to provide continued services for at least one year following his retirement as an executive to help ensure a smooth transition.

Edward V. Fritzky, who has been an independent director since 2004, will remain Lead Independent Director.

About Jacobs
Jacobs is one of the world's largest and most diverse providers of technical professional and construction services.
Forward-Looking Statements
Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. For a description of some of the factors that may occur that could cause actual results to differ from our forward-looking statements see our Annual Report on Form 10-K for the period ended September 26, 2014, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as Jacobs’ other filings with the Securities and Exchange Commission. We also caution the readers of this release that we do not undertake to update any forward-looking statements.

[ END ]

2